As filed with the Securities and Exchange Commission on April 17, 2026

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER THE

SECURITIES ACT OF 1933

FIRST TRACKS BIOTHERAPEUTICS, INC.

(Exact name of Registrant as specified in its charter)

Delaware	39-5003207
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

10770 Wateridge Circle, Suite 210 San Diego, CA (858) 362-6295 (Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

2026 Equity Incentive Plan

2026 Employee Stock Purchase Plan

(Full title of the plans)

Daniel Faga

President and Chief Executive Officer

AnaptysBio, Inc.

10770 Wateridge Circle, Suite 210

San Diego, CA 92121

(858) 362-6295

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Please send copies of all communications to:

Effie Toshav, Esq. Ryan Mitteness, Esq. Fenwick & West LLP 401 Union Street, Floor 5 Seattle, WA 98101 (206) 389-4510

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definition of “large accelerated filer”, “accelerated filer”, “smaller reporting company”, and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This registration statement on Form S-8 (this “Registration Statement”) is being filed by First Tracks Biotherapeutics, Inc. (the “Registrant” or the “Company”), relating to 13,548,850 common shares, par value $0.001 per share, of the Company (the “Common Shares”) issuable under the Registrant’s 2026 Equity Incentive Plan and 347,488 Common Shares issuable under the Registrant’s 2026 Employee Stock Purchase Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act and the “Explanatory Note” to Part I of Form S-8. The documents containing the information specified in Part I will be delivered to plan participants as required by Rule 428(b)(1).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

The following documents filed by the Registrant with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”) and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated herein by reference:

(a)
The Registration Statement on Form 10, filed with the Commission on March 27, 2026 (Reg. No. 001-43177), which contains audited financial statements for the Registrant’s latest fiscal year for which such statements have been filed (the “Form 10”);

(b)
all other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Registrant’s Annual Report on Form 10-K referred to in (a) above;

(c)
The description of the Registrant’s Common Shares under the heading “Description of Capital Stock” in the Form 10; and

(d)
All reports and other documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold (except for information in those filings that is “furnished” to, rather than “filed” with, the SEC, such as information furnished pursuant to Items 2.02 or 7.01 of Form 8-K).

All documents filed by the Registrant pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the filing of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing such documents, except as to specific sections of such documents as set forth therein. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement.

Item 4. Description of Securities

Not applicable.

Item 5. Interests of Named Experts and Counsel

None.

Item 6. Indemnification of Directors and Officers

The Registrant is incorporated under the laws of the State of Delaware. Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers under certain circumstances and subject to certain limitations. The terms of Section 145 of the Delaware General Corporation Law are sufficiently broad to permit indemnification under certain circumstances for liabilities, including reimbursement of expenses incurred, arising under the Securities Act.

As permitted by the Delaware General Corporation Law, the Registrant’s restated certificate of incorporation includes a provision that eliminates the personal liability of a director for monetary damages resulting from any breach of his fiduciary duty as a director, except liability for the following:

•
any breach of the director’s duty of loyalty to the Registrant or its stockholders;
•
acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;
•
under Section 174 of the Delaware General Corporation Law (regarding unlawful dividends and stock purchases); or
•
any transaction from which the director derived an improper personal benefit.

As permitted by the Delaware General Corporation Law, the Registrant’s bylaws provide that:

•
the Registrant is required to indemnify its directors and officers to the fullest extent permitted by the Delaware General Corporation Law, subject to limited exceptions;
•
the Registrant may indemnify its other employees and agents as set forth in the Delaware General Corporation Law;
•
the Registrant is required to advance expenses, as incurred, to its directors and officers in connection with a legal proceeding to the fullest extent permitted by the Delaware General Corporation Law, subject to limited exceptions; and
•
the rights conferred in the bylaws are not exclusive.

In addition, the Registrant has entered, and intends to continue to enter, into indemnity agreements with each of its current directors and executive officers to provide these directors and executive officers additional contractual assurances regarding the scope of the indemnification set forth in the Registrant’s restated certificate of incorporation and bylaws and to provide additional procedural protections.

The Registrant currently carries liability insurance for its directors and executive officers.

The indemnification provisions in the Registrant’s restated certificate of incorporation and bylaws and the indemnification agreements entered into or to be entered into between the Registrant and each of its directors and executive officers may be sufficiently broad to permit indemnification of the Registrant’s directors and executive officers for liabilities arising under the Securities Act.

See also the undertakings set out in response to Item 9 hereof.

Item 7. Exemption From Registration Claimed

Not applicable.

Item 8. Exhibits

The following exhibits are filed herewith:

Exhibit Number	Exhibit Description	Incorporated by Reference				Filed
		Form	File No.	Exhibit	Filing Date	Herewith

3.1	Form of Amended Restated Certificate of Incorporation of the Registrant.	10-12B/A	001-43177	3.1	3/27/2026

3.2	Form of Bylaws of the Registrant.	10-12B/A	001-43177	3.2	3/27/2026

10.1	Form of First Tracks Biotherapeutics, Inc. 2026 Equity Incentive Plan	10-12B/A	001-43177	10.2	3/27/2026

10.2	Form of First Tracks Biotherapeutics, Inc. 2026 Employee Stock Purchase Plan	10-12B/A	001-43177	10.3	3/27/2026

5.1	Opinion of Fenwick & West LLP.					X

23.1	Consent of Fenwick & West LLP (contained in Exhibit 5.1).					X

23.2	Consent of KPMG LLP, independent registered public accounting firm.					X

24.1	Power of Attorney (included on the signature page to this Registration Statement).					X

107	Filing Fee Table.					X

Item 9. Undertakings

A. The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee Tables” in the effective Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereby, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, California, on the 17th day of April, 2026.

FIRST TRACKS BIOTHERAPEUTICS, INC.

By:	/s/ Daniel Faga
Daniel Faga
President, Chief Executive Officer and Interim Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that the undersigned officers and directors of First Tracks Biotherapeutics, Inc., a Delaware corporation, do hereby constitute and appoint Daniel Faga, Dave McKeon, and Eric Loumeau, and each of them, the lawful attorneys-in-fact and agents with full power and authority to do any and all acts and things and to execute any and all instruments which said attorneys and agents, and any one of them, determine may be necessary or advisable or required to enable said corporation to comply with the Securities Act of 1933, as amended, and any rules or regulations or requirements of the Securities and Exchange Commission in connection with this Registration Statement. Without limiting the generality of the foregoing power and authority, the powers granted include the power and authority to sign the names of the undersigned officers and directors in the capacities indicated below to this Registration Statement, to any and all amendments, both pre-effective and post-effective, and supplements to this Registration Statement, and to any and all instruments or documents filed as part of or in conjunction with this Registration Statement or amendments or supplements thereof, and each of the undersigned hereby ratifies and confirms that all said attorneys and agents, or any one of them, shall do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement on Form S-8 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Daniel Faga	President, Chief Executive Officer and Interim Chief Financial Officer, and Director (Principal Executive, Financial, and Accounting Officer)	April 17, 2026
Daniel Faga

/s/ Dennis Fenton	Director	April 17, 2026
Dennis Fenton, Ph.D.

/s/ Rita Jain	Director	April 17, 2026
Rita Jain, M.D.

/s/ John Orwin	Director	April 17, 2026
John Orwin

/s/ J. Anthony Ware	Director	April 17, 2026
J. Anthony Ware, M.D.

/s/ Magda Marquet	Director	April 17, 2026
Magda Marquet, Ph.D.

/s/ John Schmid	Director	April 17, 2026
John Schmid